Exhibit 99.2

  VCA Antech, Inc. Updates Guidance for the Third Quarter and Fiscal Year 2005

     LOS ANGELES--(BUSINESS WIRE)--July 26, 2005--Our company, VCA Antech, Inc. (NASDAQ:WOOF), a leading animal healthcare company in the United States, provides financial guidance for all investors in adherence with Regulation Fair Disclosure as issued by the United States Securities and Exchange Commission, SEC. We encourage all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in all financial documents filed with the SEC.
     In response to our company's strong performance for the second quarter of 2005, our acquisition of Pet's Choice, Inc. ("Pet's Choice"), which was consummated on July 1, 2005, and our refinancing transactions consummated on May 16, 2005, we are updating our financial guidance for the year ending December 31, 2005. All amounts are before any potential special items.

     --   Revenue of $819 million to $826 million;
     --   Pet's Choice integration costs of $1.0 million to $1.5 million;
     --   Operating income of $157 million to $159 million;
     --   Net income of $63 million to $64 million;
     -- Adjusted net income of $75 million to $76 million, which excludes after-tax debt retirement costs of $11.5 million;
     --   Diluted earnings per common share of $0.75 to $0.76; and
     -- Adjusted diluted earnings per common share of $0.89 to $0.90, which excludes after-tax debt retirement costs of $0.14.

     Financial guidance for the three months ending September 30, 2005 is as follows: revenue of $215 million to $218 million and diluted earnings per common share of $0.23 to $0.24.
     On May 16, 2005, we retired our senior term F notes (at LIBOR + 1.75%) and repurchased our 9.875% senior subordinated notes with the proceeds received from our new senior term B notes (at LIBOR + 1.50%) in the amount of $475 million. We used the additional funds under the new senior term B notes to acquire Pet's Choice. During the quarter ended June 30, 2005, we also entered into three new interest rate swap agreements effectively converting the LIBOR component for $150 million of our new senior term B notes to a fixed weighted average rate of 4.0%, or a fixed interest rate of 5.50%. Our guidance reflects the refinance, the interest rate swap agreements and debt assumed from Pet's Choice.

     Non-GAAP Financial Measures

     We believe investors' understanding of our total performance is enhanced by disclosing adjusted net income and adjusted diluted earnings per common share. Adjusted net income and adjusted diluted earnings per common share are adjusted to exclude approximately $19.3 million in debt retirement costs, or $11.5 million net of taxes, incurred in connection with the May 16, 2005 refinancing transactions.
     We use adjusted net income and adjusted diluted earnings per common share because they exclude the effect of debt retirement costs that we believe is not representative of our core operations. As a result, these non-GAAP financial measures help to provide meaningful comparisons of the overall performance from one reporting period to another and meaningful assessments of future performance and related trends.
     There are material limitations associated with the use of these non-GAAP financial measures: adjusted net income and adjusted diluted earnings per common share excludes the impact of debt retirement costs on operating performance and adjusted diluted earnings per common share does not depict the amount accrued directly to each stockholder's benefit.
     The following table reconciles the non-GAAP financial measures to the most comparable GAAP financial measures (in millions, except earnings per common share):


                                                  Twelve Months Ending
Guidance                                           December 31, 2005
--------                                          --------------------
Net income                                              $63       $64
Debt retirement costs, net of taxes                      12        12
                                                  --------------------
Adjusted net income                                     $75       $76
                                                  ====================

Diluted earnings per common share                     $0.75     $0.76
Debt retirement costs                                  0.14      0.14
                                                  --------------------
Adjusted diluted earnings per common share            $0.89     $0.90
                                                  ====================

     Forward-Looking Statements

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our financial guidance for the third quarter and year 2005. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: a material adverse change in the financial condition or operations of VCA Antech, Inc. or Pet's Choice; the ability to successfully integrate the two companies and achieve expected operating synergies following the merger; the rate of our laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; any impairment in the carrying value of our goodwill; the effects of our recent acquisitions and our ability to effectively manage our growth; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risk factors are discussed in our periodic reports filed with the SEC, including our Report on Form 10-K for the year ended December 31, 2004 and our periodic Report on Form 10-Q for the quarter ended March 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply ultrasound and digital radiography equipment to the veterinary industry.


     CONTACT: VCA Antech, Inc.
              Tomas Fuller, 310-571-6505